Exhibit 10.25

Employment Agreement

This Employment Agreement (this “Agreement”), dated as of August 14, 2014, is made by and among Alphabet Holding Company, Inc., a Delaware corporation (“Parent”), Parent’s wholly-owned subsidiary, NBTY, Inc., a Delaware corporation (together with any successor thereto, the “Company”), and Dipak Golechha (“Executive”) (collectively referred to herein as the “Parties”).

RECITALS

A.                                    It is the desire of the Company to assure itself of the services of Executive to the Company by entering into this Agreement.

B.                                    Executive and the Company mutually desire that Executive provide services to the Company on the terms herein provided.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the Parties hereto agree as follows:

1.                                      Employment.

(a)                                 General.  The Company shall employ Executive and Executive shall enter the employ of the Company, for the period and in the position set forth in this Section 1, and upon the other terms and conditions herein provided.

(b)                                 Employment Term.  The initial term of employment under this Agreement (the “Term”) shall be for the period beginning on August 25, 2014 (the “Start Date”) and ending on the fifth anniversary thereof, subject to earlier termination as provided in Section 3.  The Term shall automatically renew for additional one (1) year periods unless no later than sixty (60) days prior to the end of the otherwise applicable Term, either party gives written notice of non-renewal (“Notice of Non-Renewal”) to the other, in which case Executive’s employment will terminate at the end of the then-applicable Term or any earlier date set by the Company in accordance with Section 3 and subject to earlier termination as provided in Section 3.

(c)                                  Position and Duties.

(i)                                     Executive shall serve as Senior Vice President and Chief Financial Officer of the Company and Parent with the responsibilities, duties and authority customarily associated with such position in a company the size and nature of the Company and such other responsibilities, duties and authority commensurate with such position, as may from time to time be assigned to Executive by the Chief Executive Officer of the Company (“CEO”) or the Board of Directors of Parent (the “Board”).  Executive shall report to the CEO, the Board, the Board of Directors of the Company or any committee of any such board.  Executive shall devote substantially all of his working time and efforts to the business and affairs of the Company, and Executive shall not serve on any corporate, industry or civic boards or committees without the prior consent of the Board; provided that Executive shall be permitted to serve on charitable boards, be involved in charitable activities and manage his passive personal and family investments so long as such activities do not materially interfere with Executive’s duties hereunder or violate any covenant contained in Section 5, 6 or 7.

(ii)                                  Executive’s principal place of employment shall be the offices of the Company in Ronkonkoma, New York.

2.                                      Compensation and Related Matters.

(a)                                 Annual Base Salary.  During the Term, Executive shall receive a base salary at a rate of $550,000 per annum (as increased from time to time, the “Annual Base Salary”), which shall be paid in accordance with the customary payroll practices of the Company.  Such Annual Base Salary shall be reviewed (and may be increased, but not decreased) from time to time by the Board or an authorized committee of the Board.

(b)                                 Annual Bonus Opportunity. For the fiscal year ending September 30, 2015 and for each full fiscal year of the Company that begins thereafter during the Term, Executive will be eligible to participate in an annual bonus program established by the Board (the “Annual Bonus”).  Executive’s Annual Bonus compensation under such bonus program shall be targeted at 75% of his Annual Base Salary, subject to adjustments between the range of 50% to 200% for under or over performance, as determined by the Board (or an authorized committee of the Board).  Unless determined otherwise by the Board (or another committee of the Board), the bonus awards payable under the incentive program shall be based on the achievement of EBITDA based performance goals to be determined by the Board (or an authorized committee of the Board).  Executive shall not be entitled to an Annual Bonus for fiscal year ending September 30, 2014. The Annual Bonus shall be paid as soon as reasonably practicable following the end of the applicable fiscal year, but in no event shall it be paid after March 15th of the calendar year following the calendar year in which the fiscal year to which the Annual Bonus relates.

(c)                                  Stock Option Award.  Within the 60-day period following the Start Date, Executive will receive an award of stock options to purchase Common Stock (the “Options”).  The terms and conditions of the Options will be governed by Parent’s 2010 Equity Incentive Plan and the Stock Option Agreement in substantially the form attached hereto as Exhibit A.  The number of shares covered by such Options shall equal 10,000.  The Options shall have a per share exercise price equal to the fair market value per share of such Option on the date of grant, as determined by the Board.

(d)                                 Benefits.  During the Term, Executive (and his eligible dependents) shall be eligible to participate in employee benefit plans, programs and arrangements of the Company applicable to senior-level executives (including, without limitation, profit sharing, retirement, health insurance, sick leave and other benefits) and consistent with the terms thereof, as in effect from time to time, excluding severance programs.

(e)                                  Vacation.  During the Term, Executive shall be entitled to paid vacation in accordance with the Company’s vacation policies applicable to senior executives of the Company, as it may be amended from time to time; provided, however, that, in no event shall

Executive be entitled to more than four (4) weeks of paid vacation annually.  Any vacation shall be taken at the reasonable and mutual convenience of the Company and Executive.

(f)                                   Expenses.  During the Term, the Company shall reimburse Executive for all reasonable travel and other business expenses incurred by Executive in the performance of Executive’s duties to the Company in accordance with the Company’s expense reimbursement policy.

(g)                                  Key Person Insurance.  At any time during the Term, the Company shall have the right (but not the obligation) to insure the life of Executive for the Company’s sole benefit.  The Company shall have the right to determine the amount of insurance and the type of policy.  Executive shall reasonably cooperate with the Company in obtaining such insurance by submitting to reasonable physical examinations, by supplying all information reasonably required by any insurance carrier, and by executing all necessary documents reasonably required by any insurance carrier.  Executive shall incur no financial obligation by executing any required document, and shall have no interest in any such policy.

(h)                                 Reimbursement for Relocation Expenses.  Executive shall be entitled to reimbursement for reasonable and necessary expenses incurred during the Term in connection with Executive’s (i) relocation from Scarsdale, New York to Long Island, New York and (ii) relocation from a temporary residence in Long Island, New York to a permanent residence in Long Island, New York, which reasonable and necessary expenses shall (in each case) be subject to the terms of the Company’s relocation policy, attached hereto as Exhibit E.  The expenses under this Section 2(h) must be incurred by Executive during the Term, but in no event later than December 31, 2015.

3.                                      Termination.

Executive’s employment hereunder may be terminated by the Company or Executive, as applicable, without any breach of this Agreement under the following circumstances:

(a)                                 Circumstances.

(i)                                     Death.  Executive’s employment hereunder shall terminate upon Executive’s death.

(ii)                                  Disability.  If Executive has incurred a Disability, as defined below, the Company may terminate Executive’s employment while the Executive remains Disabled, provided that a Disability termination shall occur automatically in the event of a Disability pursuant to the second sentence of the definition thereof.

(iii)                               Termination for Cause.  The Company may terminate Executive’s employment for Cause, as defined below.

(iv)                              Termination without Cause.  The Company may terminate Executive’s employment without Cause.

(v)                                 Resignation from the Company for Good Reason.  Executive may resign Executive’s employment with the Company for Good Reason, as defined below.

(vi)                              Resignation from the Company Without Good Reason.  Executive may resign Executive’s employment with the Company for any reason other than Good Reason or for no reason.

(vii)                           Non-extension of Term by the Company.  The Company may give notice of non-extension to Executive pursuant to Section 1.

(viii)                        Non-extension of Term by Executive.  Executive may give notice of non-extension to the Company pursuant to Section 1.

(b)                                 Notice of Termination.  Any termination of Executive’s employment by the Company or by Executive under this Section 3 (other than termination pursuant to paragraph (a)(i)) shall be communicated by a written notice to the other party hereto (i) indicating the specific termination provision in this Agreement relied upon, (ii) setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, and (iii) specifying a Date of Termination which, if submitted by Executive, shall be at least thirty (30) days following the date of such notice (a “Notice of Termination”); provided, however, that in the event that Executive delivers a Notice of Termination to the Company, the Company may, in its sole discretion, change the Date of Termination to any date that occurs following the date of Company’s receipt of such Notice of Termination and is prior to the date specified in such Notice of Termination.  A Notice of Termination submitted by the Company may provide for a Date of Termination on the date Executive receives the Notice of Termination, or any date thereafter elected by the Company in its sole discretion, but not more than thirty (30) days after the giving of the notice without the Executive’s prior written consent.  The failure by either Party hereunder to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Good Reason (as applicable) shall not waive any right of such Party or preclude such Party from asserting such fact or circumstance in enforcing such Party’s rights hereunder.

(c)                                  Company Obligations upon Termination (including due to death and Disability).  Upon termination of Executive’s employment pursuant to any of the circumstances listed in Section 3, Executive (or Executive’s estate) shall be entitled to receive the sum of:  (i) the portion of Executive’s Annual Base Salary earned through the Date of Termination, but not yet paid to Executive within thirty (30) days of termination; (ii) any accrued vacation owed to Executive under the Company’s vacation policy within thirty (30) days of termination; (iii) any expenses owed to Executive pursuant to Section 2(f) in accordance with such section; (iv) except in the case of a termination by the Company for Cause, the bonus earned for any completed fiscal year at the time it would otherwise have been paid if Executive continued to be employed (including as to any deferrals); and (v) any amount accrued and arising from Executive’s participation in, or benefits accrued under any employee benefit plans, programs or arrangements, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements (collectively, the “Company Arrangements”).  Except as otherwise expressly required by law (e.g., COBRA) or as specifically provided herein, all of Executive’s rights to salary, severance, benefits, bonuses and other amounts hereunder (if any) shall cease upon the termination of Executive’s employment hereunder.  In the event that Executive’s employment is terminated by the Company for any reason, Executive’s sole and exclusive remedy with regard to the nonequity compensation for services shall be to receive the severance payments and benefits described in this Section 3(c) or Section 4, as applicable.  The foregoing shall not limit any of Executive’s rights with regard to equity (which shall be controlled by the relevant plan and grants) or any rights to indemnification, advancement of legal fees, and coverage under directors and officers liability insurance.

(d)                                 Deemed Resignation.  Upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all offices and directorships, if any, then held with the Company or any of its Affiliates.

4.                                      Severance Payments.

(a)                                 Termination for Cause, or Termination Upon Death, Disability, Resignation from the Company Without Good Reason, or Non-extension of Term by Executive.  If Executive’s employment shall terminate as a result of Executive’s death pursuant to Section 3(a)(i) or Disability pursuant to Section 3(a)(ii), pursuant to Section 3(a)(iii) for Cause, pursuant to Section 3(a)(vi) for Executive’s resignation from the Company without Good Reason, or for no reason, or pursuant to Section 3(a)(viii) due to non-extension of the Term by Executive, Executive shall not be entitled to any severance payments or benefits, except as provided in Section 3(c).

(b)                                 Termination without Cause, Resignation from the Company With Good Reason or Termination upon Non-Extension of the Term by the Company.  If Executive’s employment shall terminate without Cause pursuant to Section 3(a)(iv), pursuant to Section 3(a)(v) due to Executive’s resignation for Good Reason, or pursuant to Section 3(a)(vii) due to non-extension of the Term by the Company, then, subject to Executive signing on or before the 50th day following Executive’s Separation from Service (as defined below), and not revoking, a release of claims in the form attached as Exhibit B to this Agreement, and Executive’s continued compliance with Sections 5 and 6 up to the date of any such payment, subject to Section 11(l) hereof, Executive shall receive, in addition to payments and benefits set forth in Section 3(c), (1) an amount in cash equal to one times the Annual Base Salary of Executive as of the Date of Termination, payable in the form of salary continuation payments in regular installments over the twelve month period following the date of Executive’s Date of Termination in accordance with the Company’s normal payroll practices, and (2) provided that any termination of Executive’s employment occurs on or after April 1st of the fiscal year of employment termination, a pro rata bonus for such fiscal year of employment termination based on the terms of the management bonus plan for such fiscal year and paid when it would otherwise have been paid if the Executive continued to be employed (including as to any deferrals) but in no event shall it be paid later than March 15th of the fiscal year immediately following such fiscal year of employment termination.

(c)                                  Survival.  Notwithstanding anything to the contrary in this Agreement, the provisions of Sections 5 through 9 and Section 11 will survive the termination of Executive’s employment and the expiration or termination of the Term.

5.                                      Competition. Executive acknowledges that the Company will provide Executive with access to its Confidential Information (as defined below). In consideration for the rights provided to Executive as set forth in this Agreement and the Company’s provision of Confidential Information to Executive, the Company and Executive agree to the following provisions against unfair competition, which Executive acknowledges represent a fair balance of the Company’s rights to protect its business and Executive’s right to pursue employment:

(a)                                 Executive shall not, at any time during the Restriction Period, directly or indirectly engage in, have any equity interest in or manage or operate any person, firm, corporation, partnership or business (whether as director, officer, employee, agent, representative, partner, security holder, consultant or otherwise) that engages in any business which competes with any part of any material portion of the Business (as defined below) of the Company.  Nothing herein shall prohibit Executive from being a passive owner of not more than 2% of the outstanding equity interest in any entity that is publicly traded, so long as Executive has no active participation in the business of such entity.  The parties acknowledge that retail outlet companies shall not be deemed competitive with the Company unless their primary business is selling products competitive with those of the Company.  “Materiality” for purposes of this paragraph will be measured only at the time of Executive’s Date of Termination, provided that, if it is intended at such time for the Company to (i) acquire another entity, such target entity shall also be considered in the determination, or (ii) to enter into any other business, such other business shall also be considered in the determination so long as the Company has taken any substantial steps in furtherance of such business during the Term.

(b)                                 Executive shall not, at any time during the Restriction Period, except in the good faith performance of his duties with the Company, directly or indirectly, recruit or otherwise solicit or induce any employee, customer, other than a customer with regard to matters that are not competitive under Section 5(a), or supplier of the Company (i) to terminate its employment or arrangement with the Company, or (ii) to otherwise change its relationship with the Company. Executive shall not, at any time during the Restriction Period, directly or indirectly, either for Executive or for any other person or entity, (x) solicit any employee of the Company to terminate his or her employment with the Company, (y) employ any such individual during his or her employment with the Company and for a period of six months after such individual terminates his or her employment with the Company or (z) solicit any vendor or business affiliate of the Company to cease to do business with the Company.  The foregoing shall not be violated by general advertising not specifically targeted at the prohibited group or by providing upon request of an employee or a former employee a reference to any entity with which Executive is not affiliated so long as Executive is not initially identifying the individual to said entity.

(c)                                  In the event the terms of this Section 5 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

(d)                                 As used in this Section 5, (i) the term “Company” shall include the Parent, the Company and the Company’s direct and indirect subsidiaries, (ii) the term “Business” shall mean the business of the Company and shall include, without limitation, the manufacturing, marketing and/or retailing of vitamins, minerals and health supplements throughout the world as such business may be expanded or altered by the Company during the Term, provided, however, that the term “Business” shall not include any business of the Company materially entered into after the Executive’s termination of employment so long as the Company has not taken any substantial steps in furtherance of such business during the Term; and (iii) the term “Restriction Period” shall mean the period beginning on the Start Date and ending on the date that is twelve (12) months following the Date of Termination.

(e)                                  Each of the Parties hereto agrees that at no time during Executive’s employment by the Company or at any time within the twelve-month period thereafter shall such Party (which, in the case of the Company and Parent, shall mean their officers and the members of the Board and Board of Directors of the Company) make, or cause or assist any other person to make, with intent to damage, any public statement or other public communication which impugns or attacks, or is otherwise critical, in any material respect, of, the reputation, business or character of the other party (including, in the case of Parent, any of its directors or officers).  Notwithstanding the foregoing, nothing in this paragraph shall prevent the Company, Parent, Executive or any other person from (i) responding to incorrect, disparaging or derogatory public statements to the extent necessary to correct or refute such public statements, or (ii) making any truthful statement (A) to the extent necessary in connection with any litigation, arbitration or mediation involving this Agreement, including, but not limited to, the enforcement of this Agreement, (B) to the extent required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with apparent jurisdiction or authority to order or require such person to disclose or make accessible such information, or (C) that is a normal comparative statement in the context of advertising, promotion or solicitation of customers, without reference to Executive’s prior relationship with the Company or Parent.

(f)                                   Executive represents that Executive’s employment by the Company does not and will not breach any agreement with any former employer, including any non-compete agreement or any agreement to keep in confidence or refrain from using information acquired by Executive prior to Executive’s employment by the Company.  During Executive’s employment by the Company, Executive agrees that Executive will not violate any non-solicitation agreements Executive entered into with any former employer or improperly make use of, or disclose, any information or trade secrets of any former employer or other third party, nor will Executive bring onto the premises of the Company or use any unpublished documents or any property belonging to any former employer or other third party, in violation of any lawful agreements with that former employer or third party.  The Company represents that it will not require or request Executive to breach any agreement with any former employer as to non-competition, non-solicitation, confidentiality or restrictions of similar nature that it is made aware of by Executive.

6.                                      Nondisclosure of Proprietary Information.

(a)                                 Except in connection with the good faith performance of Executive’s duties hereunder or pursuant to Sections 6(c) and (e), Executive shall, in perpetuity, maintain in confidence and shall not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for Executive’s benefit or the benefit of any person, firm, corporation or other entity any confidential or proprietary information or trade secrets of or relating to the Company (including, without limitation, business plans, business strategies and methods, acquisition targets, intellectual property in the form of patents, trademarks and copyrights and applications therefor, ideas, inventions, works, discoveries, improvements, information, documents, formulae, practices, processes, methods, developments, source code, modifications, technology, techniques, data, programs, other know-how or materials, owned, developed or possessed by the Company, whether in tangible or intangible form, information with respect to the Company’s operations, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, prospects and compensation paid to employees or other terms of employment) (collectively, the “Confidential Information”), or deliver to any person, firm, corporation or other entity any document, record, notebook, computer program or similar repository of or containing any such Confidential Information.  The Parties hereby stipulate and agree that, as between them, any item of Confidential Information is important, material and confidential and affects the successful conduct of the businesses of the Company (and any successor or assignee of the Company).  Notwithstanding the foregoing, Confidential Information shall not include any information that has been published in a form generally available to the public prior to the date Executive proposes to disclose or use such information, provided, that such publishing of the Confidential Information shall not have resulted from Executive directly or indirectly breaching Executive’s obligations under this Section 6(a) or any other similar provision by which Executive is bound.  For the purposes of the previous sentence, Confidential Information will not be deemed to have been published or otherwise disclosed merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.

(b)                                 Upon termination of Executive’s employment with the Company for any reason, Executive will promptly deliver to the Company all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents or property of the Company or concerning the Company’s customers, business plans, marketing strategies, products, property or processes.  Executive may retain and utilize his rolodex and similar address books (hard copy or electronic) containing only contact information.

(c)                                  Executive may respond to a lawful and valid subpoena or other legal process but (i) shall give the Company prompt notice thereof, (ii) upon request of the Company, shall make available to the Company and its counsel the documents and other information sought, as much in advance of the due date thereof as reasonably possible, and (iii) shall reasonably assist such counsel at the Company’s expense in resisting or otherwise responding to such process.

(d)                                 As used in this Section 6 and Section 7, the term “Company” shall include the Company and its direct and indirect subsidiaries and the Parent.

(e)                                  Nothing in this Agreement shall prohibit Executive from (i) disclosing information and documents when required by law, subpoena or court order (subject to the requirements of Section 6(c) above), (ii) disclosing information and documents to Executive’s attorney or tax adviser for the purpose of securing legal or tax advice or to governmental taxing authorities, (iii) disclosing Executive’s post-employment restrictions in this Agreement or elsewhere in confidence to any potential new employer, or (iv) retaining, at any time, Executive’s personal correspondence, Executive’s personal contacts and documents related to Executive’s own personal benefits, entitlements and obligations.

(f)                                   No equity plan or grant or other arrangement shall have any restrictive covenants or forfeiture provisions applicable to Executive that relate to the same type of limitations that are covered by Sections 5 and 6 hereof that are any broader than the related provisions in Sections 5 and 6.

7.                                      Inventions.

All rights to discoveries, inventions, improvements and innovations (including all data and records pertaining thereto) related to the business of the Company, whether or not patentable, copyrightable, registrable as a trademark, or reduced to writing, that Executive may discover, invent or originate during the Term, either alone or with others and whether or not during working hours or by the use of the facilities of the Company (“Inventions”), shall be the exclusive property of the Company.  Executive shall promptly disclose all Inventions to the Company, shall execute at the request of the Company, and at its expense, any assignments or other documents the Company may deem reasonably necessary to protect or perfect its rights therein, and shall reasonably assist the Company, upon reasonable request and at the Company’s expense, in obtaining, defending and enforcing the Company’s rights therein. Executive hereby appoints the Company as Executive’s attorney-in-fact to execute on Executive’s behalf any assignments or other documents reasonably deemed necessary by the Company to protect or perfect its rights to any Inventions.

8.                                      Injunctive Relief.

It is recognized and acknowledged by Executive that a breach of the covenants contained in Sections 5, 6 and 7 will cause irreparable damage to the Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate.  Accordingly, Executive agrees that in the event of a breach of any of the covenants contained in Sections 5, 6 and 7, in addition to any other remedy which may be available at law or in equity, the Company will be entitled to specific performance and injunctive relief.

9.                                      Assignment and Successors.

The Company may assign its rights and obligations under this Agreement to any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise), and may assign or encumber this Agreement and its rights hereunder as security for indebtedness of the Company and its Affiliates, provided that the assignee delivers to Executive a written assumption of the obligations hereunder.  The Company’s rights and obligations may not otherwise be assigned hereunder.  This Agreement shall be binding upon and inure to the benefit of the Company, Parent, Executive and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable.  None of Executive’s rights or obligations may be assigned or transferred by Executive, other than Executive’s rights to payments hereunder, which may be transferred only by will or operation of law.  Notwithstanding the foregoing, Executive shall be entitled, to the extent permitted under applicable law and applicable Company Arrangements, to select and change a beneficiary or beneficiaries to receive compensation hereunder following Executive’s death by giving written notice thereof to the Company.

10.                               Certain Definitions.

(a)                                 Affiliate.  “Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person where “control” shall have the meaning given such term under Rule 405 of the Securities Act of 1933, as amended; provided, that, with respect to the Company, “Affiliate” shall not include any Principal Stockholder or any portfolio companies of the relevant Principal Stockholder.

(b)                                 Cause.  The Company shall have “Cause” to terminate Executive’s employment hereunder upon:

(i)                                     The Executive’s willful misconduct with regard to the Company that results in a significant adverse impact on the Company; provided that no act or failure to act on Executive’s part will be considered “willful” unless done, or omitted to be done, by Executive not in good faith or without reasonable belief that his action or omission was in the best interests of the Company;

(ii)                                  The Executive being indicted for, convicted of, or pleading nolo contendere to, a felony or intentional crime involving material dishonesty other than, in any case, vicarious liability or traffic violations;

(iii)                               The Executive’s conduct involving the use of illegal drugs;

(iv)                              The Executive’s failure to attempt in good faith (other than when absent because of physical or mental incapacity) to follow a lawful directive of the Board within ten (10) days after written notice of such failure; and/or

(v)                                 The Executive’s breach of any provision contained in Sections 5 through 7, which continues beyond ten (10) days after written demand for substantial performance is delivered to Executive by the Company (to the extent that, in the reasonable judgment of the Board, such breach can be cured by Executive), so long as the breach (which shall be deemed to refer to all breaches in this paragraph) is (A) material and (B) results in a significant adverse impact on the Company.

The Executive shall not be terminated for “Cause” unless reasonable notice is provided to Executive and Executive is given an opportunity, together with counsel, to be heard before the Board, and thereafter whether or not an event giving rise to “Cause” has occurred will be determined by the Board reasonably and in good faith; provided that any such determination by the Board shall be subject to de novo review by the arbitrator pursuant to Section 11(i) based on the facts thereof.

(b)                                 Common Stock.  “Common Stock” shall mean the non-voting common stock of Parent.

(c)                                  Date of Termination.  “Date of Termination” shall mean (i) if Executive’s employment is terminated by Executive’s death, the date of Executive’s death; (ii) if Executive’s employment is terminated pursuant to Section 3(a)(ii) — (vi) either the date indicated in the Notice of Termination or the date specified by the Company pursuant to Section 3(b), whichever is earlier; (iii) if Executive’s employment is terminated pursuant to Section 3(a)(vii) or Section 3(a)(viii), the expiration of the then-applicable Term.

(d)                                 Disability.  “Disability” shall have occurred when the Executive has been unable to perform his material duties because of physical or mental incapacity for a period of at least 180 days in any 365 day period, as determined by a physician selected by the Company or its insurers and acceptable to Executive or Executive’s legal representative, with such agreement as to acceptability not to be unreasonably withheld or delayed.  Notwithstanding the foregoing, a Disability termination shall be deemed to occur earlier if, as a result of physical or mental incapacity, Executive experiences a “separation from service” within the meaning of Section 409A.

(e)                                  Good Reason.  Executive shall have “Good Reason” to resign his employment within ninety (90) days after the occurrence of any of the following without his prior written consent:

(i)                                     A material diminution in the nature or scope of Executive’s responsibilities, duties or authority;

(ii)                                  The Company’s or Parent’s material breach of this Agreement or other agreements with Executive which results in a significant adverse impact upon Executive;

(iii)                               The relocation by the Company of Executive’s primary place of employment with the Company by more than 50 miles from Ronkonkoma, New York;

(iv)                              The failure of the Company to obtain the assumption in writing delivered to Executive of its obligation to perform this Agreement by any successor to all or substantially all of the assets of the Company; or

(v)                                 The failure of the Company to timely pay to Executive any significant amounts due under the terms of this Agreement;

in any case of the foregoing, that remains uncured after ten (10) business days after Executive has provided the Company written notice that Executive believes in good faith that such event giving rise to such claim of Good Reason has occurred.

(f)                                   Person.  “Person” shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

(g)                                  Principal Stockholders.  “Principal Stockholders” shall mean (i) Carlyle Partners V, L.P., a Delaware limited partnership, Carlyle Partners V-A, L.P., a Delaware limited partnership, CP V Coinvestment A, L.P., a Delaware limited partnership, CP V Coinvestment B, L.P., a Delaware limited partnership, and CEP III Participations, SARL SICAR, and (ii) any of

their Affiliates to which (a) any of the Principal Stockholders transfers Common Stock or (b) Parent issues Common Stock.

11.                               Miscellaneous Provisions.

(a)                                 Governing Law.  This Agreement shall be governed, construed, interpreted and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of the State of New York without reference to the principles of conflicts of law of the State of New York or any other jurisdiction, and where applicable, the laws of the United States.

(b)                                 Validity.  The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(c)                                  Notices.  Any notice, request, claim, demand, document and other communication hereunder to any Party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by facsimile or certified or registered mail, postage prepaid, as follows:

(i)                                     If to the Company:

NBTY, Inc.

2100 Smithtown Avenue

Ronkonkoma, NY 11779

Attention:  General Counsel

Facsimile: (631) 567-7148

and copies to:

The Carlyle Group

520 Madison Avenue

New York, NY 10022

Attention: Sandra Horbach

Elliot Wagner

Facsimile: (212) 813-4901

(ii)                                  If to Executive, at the last address that the Company has in its personnel records for Executive.

or at any other address as any Party shall have specified by notice in writing to the other Parties hereto.

(d)                                 Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.  Signatures delivered by facsimile shall be deemed effective for all purposes.

(e)                                  Entire Agreement.  This Agreement shall become effective as of the Start Date, subject to Executive’s commencement of employment on such date.  As of the Start Date, the terms of this Agreement are intended by the Parties to be the final expression of their agreement with respect to the employment of Executive by the Company and supersede all prior understandings and agreements, whether written or oral.  The Parties further intend that this Agreement shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.

(f)                                   Amendments; Waivers.  This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by Executive, a duly authorized officer of the Company and a duly authorized officer of Parent.  By an instrument in writing similarly executed, Executive, a duly authorized officer of the Company, or a duly authorized officer of Parent may waive compliance by the other Parties hereto with any specifically identified provision of this Agreement that each such other Party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure.  No failure to exercise and no delay in exercising any right, remedy, or power hereunder preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

(g)                                  No Inconsistent Actions.  The Parties hereto shall not voluntarily undertake or fail to undertake any action or course of action inconsistent with the provisions or essential intent of this Agreement.  Furthermore, it is the intent of the Parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.

(h)                                 Construction.  This Agreement shall be deemed drafted equally by all the Parties. Its language shall be construed as a whole and according to its fair meaning.  Any presumption or principle that the language is to be construed against any Party shall not apply.  The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation.  Any references to paragraphs, subparagraphs, sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary.  Also, unless the context clearly indicates to the contrary, (a) the plural includes the singular and the singular includes the plural; (b) “and” and “or” are each used both conjunctively and disjunctively; (c) “any,” “all,” “each,” or “every” means “any and all,” and “each and every”; (d) “includes” and “including” are each “without limitation”; (e) “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection; and (f) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the entities or persons referred to may require.

(i)                                     Arbitration.  Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before an arbitrator in New York, New York, in accordance with the rules of the American Arbitration Association then in effect.  Judgment may be entered on the arbitration award in any court having jurisdiction; provided, however, that the Company or Executive shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of the provisions of Section 5, 6 or 7 of the Agreement, as applicable, and the Company, Parent and

Executive hereby consent that such restraining order or injunction may be granted without requiring the Company to post a bond.  Only individuals who are (a) lawyers engaged full-time in the practice of law, as in-house counsel, as a judge or as a professor of law; and (b) on the AAA register of arbitrators shall be selected as an arbitrator.  Within twenty (20) days of the conclusion of the arbitration hearing, the arbitrator shall prepare written findings of fact and conclusions of law.  It is mutually agreed that the written decision of the arbitrator shall be valid, binding, final and non-appealable; provided however, that the Parties hereto agree that the arbitrator shall not be empowered to award punitive damages against any party to such arbitration.  In the event that an action is brought to enforce the provisions of this Agreement pursuant to this paragraph, (x) if the arbitrator determines that Executive is the prevailing party in such action, the Company shall be required to pay the arbitrator’s full fees and expenses (but not the Executive’s legal fees), (y) if the Company (or Parent) prevails in such action, Executive shall be required to pay the arbitrator’s full fees and expenses (but not the Company’s or the Parent’s legal fees) and (z) if, in the opinion of the arbitrator deciding such action, there is no prevailing party, each party shall pay his or its own attorney’s fees and expenses and the arbitrator’s fees and expenses will be borne equally by the Parties thereto.

(j)                                    Enforcement.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the Term, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

(k)                                 Withholding.  The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

(l)                                     Section 409A.

(i)                                     General.  The intent of the Parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, (the “Code”) and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.

(ii)                                  Separation from Service.  Notwithstanding anything in this Agreement to the contrary, any compensation or benefits payable under this Agreement that is designated under this Agreement as payable upon Executive’s termination of employment shall be payable only upon Executive’s “separation from service” with the Company within the meaning of Section 409A (a “Separation from Service”) and, except as provided below, any such compensation or benefits shall not be paid, or, in the case of installments, shall not commence payment, until the sixtieth (60th) day following

Executive’s Separation from Service.  Any installment payments that would have been made to Executive during the sixty (60) day period immediately following Executive’s Separation from Service but for the preceding sentence shall be paid to Executive on the sixtieth (60th) day following Executive’s Separation from Service and the remaining payments shall be made as provided in this Agreement.

(iii)                               Specified Employee.  Notwithstanding anything in this Agreement to the contrary, if Executive is deemed by the Company at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (i) the expiration of the six-month period measured from the date of Executive’s Separation from Service with the Company or (ii) the date of Executive’s death.  Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to Executive (or to Executive’s estate or beneficiaries), and any remaining payments due to Executive under this Agreement shall be paid as otherwise provided herein.  Any tax gross up payment, within the meaning of Section 409A, provided for in this Agreement shall be made by the end of the Executive’s taxable year next following the Executive’s taxable year in which the Executive remits the related taxes, provided that, Executive provides the Company with a reimbursement request reasonably promptly following the date such tax is due.

(iii)                               Expense Reimbursements.  To the extent that any reimbursements under this Agreement are subject to Section 409A, any such reimbursements payable to Executive shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred; provided, that Executive submits Executive’s reimbursement request reasonably promptly following the date the expense is incurred, the amount of expenses eligible for reimbursement, or in-kind benefits to be provided, during one taxable year shall not affect the amount eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; provided however, that the foregoing shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.  Executive’s right to reimbursement, or in-kind benefits, under this Agreement will not be subject to liquidation or exchange for another benefit.

(v)                                 Installments.  Executive’s right to receive any installment payments under this Agreement, including without limitation any salary continuation payments that are payable on Company payroll dates, shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A.  To the extent any deferred compensation is intended to comply with and be subject to Section 409A (as opposed to any exception thereto), the Company may accelerate any such deferred compensation as long as such acceleration would not result in additional tax or interest pursuant to Section 409A and as long as such acceleration is permitted by Section

409A.  The decision as to when to make any payment within any specified time period shall solely be that of the Company.

(m)                             Indemnification.  Executive shall receive indemnification protection pursuant to the indemnification agreements attached hereto as Exhibits C and D.

(n)                                 No Mitigation; No Offset.  The Executive shall not be required to seek other employment or otherwise mitigate the amount of any payments to be made by the Company pursuant to this Agreement. The payments provided pursuant to this Agreement shall not be reduced by any compensation earned by the Executive as the result of employment by another employer after the Date of Termination or otherwise. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others.

(o)                                 Joint and Several Liability.  The Company and the Parent shall be jointly and severally liable for all obligations of each hereunder.

12.                               Section 280G

(a)                                 So long as the Company is described in Section 280G(b)(5)(A)(ii)(I) of the Code, if any payment or benefit (within the meaning of Section 280G(b)(2) of the Code), to the Executive or for the Executive’s benefit paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise in connection with, or arising out of, the Executive’s employment with the Company or a change in ownership or effective control of the Company or of a substantial portion of its assets, would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then, to the extent, if any, Executive elects to waive the right to receive such payments or benefits unless shareholder approval is obtained in accordance with Section 280G(b)(5)(B) of the Code, the Company shall use its commercially reasonable best efforts to prepare and deliver to its stockholders the disclosure required by Section 280G(b)(5)(B) of the Code with respect to the Payments and to obtain the approval of the Company’s stockholders in accordance with Section 280G(b)(5)(B) of the Code and the regulation codified at 26 C.F.R. §1.280G-1.

(b)                                 In the event that (i) the Executive is entitled to receive any payments or benefits, whether payable, distributed or distributable pursuant to the terms of this Agreement or otherwise, that constitute “excess parachute payments” within the meaning of Section 280G of the Code, and (ii) the net after tax amount of such payments, after the Executive has paid all taxes due thereon (including, without limitation, taxes due under Section 4999 of the Code) is less than the net after-tax amount of all such payments and benefits otherwise due to the Executive in the aggregate, if such aggregate payments and benefits were reduced to an amount equal to 2.99 times the Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code), then the aggregate amount of such payments and benefits payable to Executive shall be reduced to an amount that will equal 2.99 times the Executive’s base amount.  To the extent such aggregate parachute payment amounts are required to be so reduced, the parachute payment amounts due to the Executive (but no non -parachute payment amounts) shall be reduced in the following order: (i) payments and benefits due under Section 4 of this Agreement shall be reduced (if necessary, to zero) with amounts that are payable last reduced first; (ii) payments and benefits due in respect of any equity fully valued (or only reduced by a present value factor) for purpose of the calculation to be made under Section 280G calculation of the Code for purposes of this Section 12 (the “280G Calculation”) in reverse order of when payable; and (iii) payments and benefits due in respect of any options or stock appreciation rights with regard to Common Stock or equity securities valued under the 280G Calculation based on time of vesting shall be reduced in an order that is most beneficial to the Executive.

(c)                                  The determinations to be made with respect to this Section 12 shall be made by a certified public accounting firm designated by the Company and reasonably acceptable to the Executive.  The Company shall be responsible for all charges of the Accountant.

(d)                                 In the event that the Internal Revenue Service or court ultimately makes a determination that the excess parachute payments or the base amount is an amount other than as determined initially, an appropriate adjustment shall be made with regard to Section 12(a) or (b) above, as applicable to reflect the final determination and the resulting impact.

(e)                                  The provisions of Sections 12(b), (c) and (d) shall override provisions as to cutback below the 2.99 level in any equity plan or grant or any other arrangement.

13.                               Employee Acknowledgement.

Executive acknowledges that Executive has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on Executive’s own judgment.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date and year first above written.

COMPANY

By:	/s/ Sandra Horbach
Name: Sandra Horbach
Title: Director (Chairman)

PARENT

By:	/s/ Sandra Horbach
Name: Sandra Horbach
Title: Director (Chairman)

EXECUTIVE

By:	/s/ Dipak Golechha
Dipak Golechha

[Signature Page to Dipak Golechha Employment Agreement]

EXHIBIT A

Form of Stock Option Agreement

EXHIBIT B

Form of Release

This Agreement and Release (“Agreement”) is made by and among Alphabet Holding Company, Inc., a Delaware corporation (“Parent”), Parent’s wholly-owned subsidiary, NBTY, Inc., a Delaware corporation (together with any successor thereto, the “Company”), and Dipak Golechha (the “Employee”) (collectively, referred to as the “Parties” or individually referred to as a “Party”).  Capitalized terms used but not defined in this Agreement shall have the meanings set forth in the Employment Agreement (as defined below).

WHEREAS, the Parties have previously entered into that certain Employment Agreement, dated as of August 14, 2014 (the “Employment Agreement”); and

WHEREAS, in connection with Employee’s termination of employment with the Company or a subsidiary or affiliate of the Company effective                 , 20    , the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that Employee may have against the Company, Parent, and any of the Releasees as defined below, including, but not limited to, any and all claims arising out of or in any way related to Employee’s employment with or separation from the Company or its subsidiaries or affiliates.

NOW, THEREFORE, in consideration of the Severance Payments described in Section 4 of the Employment Agreement, which, pursuant to the Employment Agreement, are conditioned on Employee’s execution and non-revocation of this Agreement, and in consideration of the mutual promises made herein, the Company and Employee hereby agree as follows:

1.                                      Severance Payments; Salary and Benefits.  The Company agrees to provide Employee with the severance payments and benefits described in Section 4(b) of the Employment Agreement, payable at the times set forth in, and subject to the terms and conditions of, the Employment Agreement. In addition, to the extent not already paid, and subject to the terms and conditions of the Employment Agreement, the Company shall pay or provide to Employee all other payments or benefits described in Section 3(c) of the Employment Agreement, subject to and in accordance with the terms thereof.

2.                                      Release of Claims.  Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company, Parent, any of their direct or indirect subsidiaries and affiliates (including, without limitation, TC Group, L.L.C. and its affiliated entities), and, in their capacities related to the foregoing, any of their current and former officers, directors, equity holders, managers, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries and predecessor and successor corporations and assigns (collectively, the “Releasees”).  Employee, on his own behalf and on behalf of any of Employee’s affiliated companies or entities and any of their respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement (as defined in Section 7 below), including, without limitation:

(a)                                 any and all claims relating to or arising from Employee’s employment or service relationship with the Company or any of its direct or indirect subsidiaries or affiliates and the termination of that relationship;

(b)                                 any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of any shares of stock or other equity interests of the Company or any of its affiliates, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(c)                                  any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

(d)                                 any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Sarbanes-Oxley Act of 2002; the New York City Human Rights Law;

(e)                                  any and all claims for violation of the federal or any state constitution;

(f)                                   any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

(g)                                  any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement; and

(h)                                 any and all claims for attorneys’ fees and costs.

Employee agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released.  This release does not release claims that cannot be released as a matter of law, including, but not limited to, Employee’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that Employee’s release of claims herein bars Employee from recovering such monetary relief from the Company or any Releasee), claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law, claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA, claims to any benefit entitlements vested as the date of separation of Employee’s employment, rights with regard to any vested equity (including under any stockholders agreement governing such equity and any side letter relating thereto), and any rights to indemnity and coverage under the Company’s directors and officers insurance policies.

3.                                      Acknowledgment of Waiver of Claims under ADEA.  Employee understands and acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary.  Employee understands and agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement.  Employee understands and acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled.  Employee further understands and acknowledges that he has been advised by this writing that:  (a) he should consult with an attorney prior to executing this Agreement; (b) he has at least 21 days within which to consider this Agreement; (c) he has 7 days following his execution of this Agreement to revoke this Agreement; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law.  In the event Employee signs this Agreement and returns it to the Company in less than the 21-day period identified above, Employee hereby acknowledges that he has freely and voluntarily chosen to waive the time period allotted for considering this Agreement.

4.                                      Severability.  In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

5.                                      No Oral Modification.  This Agreement may only be amended in a writing signed by Employee, a duly authorized officer of the Company and a duly authorized officer of Parent.

6.                                      Governing Law; Dispute Resolution.  This Agreement shall be subject to the provisions of Sections 11(a) and 11(i) of the Employment Agreement.

7.                                      Effective Date.  If Employee has attained or is over the age of 40 as of the date of Employee’s termination of employment, then the Employee has seven days after he signs this Agreement to revoke it and this Agreement will become effective on the eighth day after Employee signed this Agreement, so long as it has been signed by the Parties and has not been revoked by the Employee before that date (the “Effective Date”).

8.                                      Voluntary Execution of Agreement.  Employee understands and agrees that he executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company, Parent or any third party, with the full intent of releasing all of his claims against the Company, Parent and any of the other Releasees.  Employee acknowledges that:  (a) he has read this Agreement; (b) he has not relied upon any representations or statements made by the Company or Parent that are not specifically set forth in this Agreement; (c) he has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of his own choice or has elected not to retain legal counsel; (d) he understands the terms and consequences of this Agreement and of the releases it contains; and (e) he is fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

Dated:	COMPANY (or any successor thereto)

By:

Name:

Title:

Dated:	PARENT (or any successor thereto)

By:

Name:

Title:

Dated:	EXECUTIVE

By:

Name: Dipak Golechha

EXHIBIT C

Form of Company Indemnification Agreement

EXHIBIT D

Form of Parent Indemnification Agreement

EXHIBIT E

Relocation Policy for NBTY